Exhibit 11.2

SESA STERLITE LIMITED

CODE OF BUSINESS CONDUCT AND ETHICS

As revised and approved by the Board on January 28, 2014

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TABLE OF CONTENTS

1.	HOW WE DO BUSINESS

2.	INTRODUCTION

3.	COMPLIANCE WITH LAWS AND REGULATIONS

	•	Bribery & Corruption
	•	Fraud and Money Laundering
	•	Political Donations
	•	Fraud
	•	U.S. Foreign Corrupt Practices Act

4.	HEALTH, SAFETY AND ENVIRONMENT

5.	COMPLIANCE WITH INSIDER TRADING LAWS

6.	WHISTLE BLOWING POLICY

7.	CORPORATE OPPORTUNITIES

8.	COMPETITION AND FAIR DEALING

	•	Relationships with Customers
	•	Relationships with Suppliers
	•	Relationships with Competitors
	•	Relationships with stakeholders

9.	CONFLICTS OF INTEREST

	•	Identifying Potential Conflicts of Interest
	•	Disclosure of Conflicts of Interest

10.	GIFTS AND ENTERTAINMENT

11.	PROTECTION AND USE OF COMPANY ASSETS

12.	CONFIDENTIAL INFORMATION

13.	DISCLOSURE AND COMPANY RECORDS
	•	Accuracy of Financial Reports and Other Public Communications
	•	Public Communication and Selective Disclosure
	•	Corporate Communications and Disclosure Policy
	•	Prevention of Selective Disclosure

14.	WAIVERS OF THE CODE

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1. HOW WE DO BUSINESS

The Company’s reputation is its most valuable asset. How we conduct ourselves day to day with each other, our customers, our shareholders, our competitors, our neighbouring communities and our suppliers forms the basis of our reputation as an ethical group. Our customers and other stakeholders expect us to maintain the highest ethical standards, to fulfill our commitments and to act with complete integrity. Our reputation is important and we must do everything to protect it by making sure that our actions and policies are not only legal, but also in line with the highest level of business ethics and personal integrity.

Uncompromising business ethics are an integral part of the Company’s values and of our way of doing business. We should be honest in every situation and ethical in all our business practices. Our reputation is determined by our smallest actions.

Anil Agarwal

Chairman

January 28, 2014

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2. INTRODUCTION

Purpose

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

This Code applies to all directors, officers and employees of the Company and its subsidiaries (which, unless the context otherwise requires, are collectively referred to as the “Company” in this Code). We refer to all persons covered by this Code, including directors, officers and employees, as “Company employees” or simply “employees.” We also refer to our Chief Executive Officer, our Chief Financial Officer and our principal accounting officers and controllers as our “principal financial officers.”

The Code expresses the principles of our business ethics and is intended to assist all employees in meeting the high standards of personal and professional integrity required of them. Strict adherence to the provisions of this Code is a condition of employment.

The Code is an important part of the Company’s Mission & Values, where we highlight principles and standards for our global business conduct. The Company expects all its employees to uphold the highest standards of ethical behavior and integrity. We believe that ethical and economic values are interdependent and that the business community must always strive to operate within the accepted norms established by national and international authorities. The Code guides our behavior and helps us to promote:

•	Honest and ethical conduct, the ethical handling of conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to relevant authorities and in other public communications;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting to an appropriate person or persons identified in this Code; and

•	Accountability for adherence to this Code.

High business ethics and integrity by letter and spirit ensures our credibility. The Company demands the highest standards in carrying out its business activities.

The Company and its employees must conform to the Code. All Company managers should take an active role in implementation and ensuring that the Code is communicated and kept alive under all circumstances.

The Company and its employees shall conform to the relevant laws and regulations of the countries in which they operate and fulfill their obligations in a reliable manner. They must insist on honesty and fairness in all aspects of their business and expect the same from their partners. In any situation not governed by statute or explicit regulations, or where the law is ambiguous or conflicting, the Company’s affairs will be conducted in accordance with its high standard of business practice.

Breaches of the law, regulations or the Company’s standards are not justified by the pursuit of profit and activities are not made acceptable merely by the practice of competitors or others in the market. The Company shall also responsibly comply with the business principles guiding its activities and relationships worldwide.

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Guidelines

•	Apply “zero tolerance” in assuring strict adherence to local and international laws and regulations as well as to the Company’s ethical standards.

•	Ensure all Company business transactions are fully and fairly recorded according to the Company’s accounting principles.

•	Ensure continuous training and awareness for employees on how to handle ethical issues, as well as timely advice and guidance.

•	Regularly monitor ethical conduct and ensure that accessible systems are in place for employees or others to report potential violations.

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Secretarial / Legal Department. You may also seek help from or submit information to the Company by writing to the Company at the email address “whistleblower@vedanta.co.in.” You may remain anonymous and will not be required to reveal your identity in your communication to the Company.

Reporting Violations of the Code

Each employee is responsible for ensuring that his or her conduct and the conduct of anyone reporting to the employee fully comply with the policies governing the Company’s business dealings. Compliances, both personal and by subordinates, will be a factor in periodic performance appraisals.

All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the Secretarial / Legal Department, which will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Secretarial / Legal Department directly. You may also report known or suspected violations of the Code to the Company at the email address “whistleblower@vedanta.co.in.” Employees submitting this information need not leave their name or other personal information and reasonable efforts will be used to conduct the investigation that follows from the report from an employee in a manner that protects the confidentiality and anonymity of the employee submitting the report.

All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Secretarial / Legal Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern.

It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this

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Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

In addition, the Company’s Audit Committee has adopted specific “whistleblowing” policies and procedures relating to the complaint and investigation procedures for accounting, internal accounting controls, fraud or accounting matters. You may contact the Secretarial / Legal Department for a copy of these policies and procedures.

Policy against Retaliation

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

HUMAN RIGHTS

At Sterlite, upholding people’s fundamental rights is central in our everyday business operations. At a minimum Sterlite will comply with all applicable local, state and national laws regarding human rights and workers’ rights where the company does business.

All our businesses are compliant with applicable regulations, strive to uphold all labour rights and are aligned with national and international regulations. All employees are required to comply with our Human Rights Policy.

3. COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices (including the Foreign Corrupt Practices Act, see below), offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Legal Department.

Bribery and Corruption

The Company and its employees shall not offer or provide an undue monetary or other advantage to any person or persons, including public officials, customers or employees, in violation of laws and the officials’ legal duties in order to obtain or retain business.

Bribery is the offer, promise, giving, demanding or acceptance of an advantage as an inducement for an action which is illegal, unethical or a breach of trust.

The UK Bribery Act (“UKBA”) prohibits company and its associated persons from offering, promising or giving any financial or other advantage to bring about the improper performance by another person of a relevant function or activity, to influence a foreign public official in performance of his or her official functions with an intention to obtain or retain business or an

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advantage in the conduct of business. Further, receipt of bribe is also covered by the act and is an offence under it. Stated more concisely the UKBA prohibits payment and receipt of bribes directly or indirectly through associated person.

A “public official’ includes anyone, whether elected or appointed, who performs public functions in any branch of national, local or municipal government anywhere in the world. It includes officials holding a legislative, administrative or judicial position of any kind. It also covers a person who exercises a public function, such as professionals working for public health agencies and officers in state owned enterprises”

“Facilitation payments are small or minor payments made to secure or speed up routine legal government actions”. Facilitation payments are bribes and prohibited under the UK Bribery Act

“Associated Persons means anyone who is engaged or paid to represent any entity in the Group and includes agents, representatives, intermediaries, introducers, sponsors, consultants, contractors and advisers or anyone else who acts on behalf of the organisation whose ability to represent such entity is established or implied by the terms of their arrangement”.

Employees shall not offer or provide an undue monetary or Facilitation payments, other advantage to any person or persons, including public officials, customers or employees, any Associated Persons, in violation of laws and the officials’ legal duties in order to obtain or retain business.

Agreements with consultants, brokers, sponsors, agents or other intermediaries shall not be used to channel payments to any person or persons, including public officials, customers or employees, and thereby circumvent the Group’s policies regarding bribery and corruption.

Fraud and Money Laundering

Sterlite is committed to the elimination of fraud, to the rigorous investigation of any suspected cases of fraud and, where fraud or another criminal act is proven, to ensure that wrongdoers are appropriately dealt with.

Sterlite also complies with the applicable money laundering regulations in each jurisdiction in which it operates and will co-operate fully with any investigation conducted by regulatory authorities involving potential money laundering by en employee, officer or director of the Group.

Political Contributions

No funds or assets of the Group may be contributed to any political party or organisation or to any individual who either holds public office or is a candidate for public office except where such a contribution is permitted by applicable law and has been authorised by the Chairman or the Board of Directors.

In addition, neither the Company nor any of its subsidiaries may under any circumstances make donations or contributions to political organisations in the United Kingdom, United States or European Union. Should any such donations be contemplated by the Board of Directors, shareholder approval would be sought in advance.

Fraud

The Company is committed to the elimination of fraud, to the rigorous investigation of any suspected cases of fraud and, where fraud or another criminal act is proven, to ensure that wrongdoers are appropriately dealt with.

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Intermediaries

Agreements with consultants, brokers, sponsors, agents or other intermediaries shall not be used to channel payments to any person or persons, including public officials or customer employees, and thereby circumvent the Company’s policies regarding bribery and corruption.

U.S. Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. Stated more concisely, the FCPA prohibits the payment of bribes, kickback or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

4. HEALTH, SAFETY AND ENVIRONMENT

The health and safety of our employees and any other person who may be affected by the Company’s operations is of paramount importance. The Company and its employees shall act positively to prevent injury, ill health, damage and loss arising from its operations as well as to comply with all regulatory or other legal requirements pertaining to safety, health and the environment. All employees are required to be aware of health, safety and environmental issues and to be familiar with applicable laws and the Company’s policies applicable to their areas of business/work.

5. COMPLIANCE WITH INSIDER TRADING LAWS

The Company has an insider trading policy, which may be obtained from the Secretarial / Legal Department. The following is a summary of some of the general principles relevant to insider trading, and should be read in conjunction with the aforementioned specific policy.

Company employees are prohibited from trading in the shares or other securities of the Company while in possession of material, nonpublic information about Company. In addition, Company employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell shares or other securities of the Company on the basis of material, nonpublic information. Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in the shares or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell shares or other securities. As a rule of thumb, any information that would affect the value of shares or other securities should be considered material. Examples of information that is generally considered “material” include:

a)	Financial results or forecasts, or any information that indicates a company’s financial results may exceed or fall short of forecasts or expectations;

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b)	Important new products or services;

c)	Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

d)	Possible management changes or changes of control;

e)	Pending or contemplated public or private sales of debt or equity securities;

f)	Acquisition or loss of a significant customer or contract;

g)	Significant write-offs;

h)	Initiation or settlement of significant litigation; and

i)	Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s report.

j)	Information should be considered non-public if it has not been made generally available to the public for a reasonable period of time. Whenever there is any doubt whether information concerning a company is material or non-public, do not trade in the securities of such company.

k)	Questionable trading by members of your immediate family or by members of your personal household can, additionally, be your responsibility and give rise to legal and Company-imposed sanctions.

The laws against insider trading are specific and complex. Any questions about information you may possess or about any dealings you have had in the Company’s shares or other securities should be promptly brought to the attention of the Secretarial / Legal Department.

6. WHISTLE BLOWING POLICY

Complaint and Investigation Procedures for Accounting, Internal Accounting Controls, Fraud or Auditing Matters

The following procedures have been adopted by the Audit Committee of Sesa Sterlite Limited (the “Company”) to govern the receipt, retention, and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters, and to protect the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters. These policies and procedures apply to and are available to all employees of the Company and its subsidiaries and all external stakeholders.

A)	POLICY

It is the policy of the Company to treat complaints about accounting, internal accounting controls, auditing matters, or questionable financial practices (“Accounting Complaints”) seriously and expeditiously.

Employees will be given the opportunity to submit for review by the Company confidential and anonymous Accounting Complaints, including without limitation, the following:

•	fraud against investors, securities fraud, mail or wire fraud, bank fraud, or fraudulent statements to the Securities and Exchange Board of India (the “SEBI”), the U.S. Securities and Exchange Commission (the “SEC”), the relevant stock exchanges, any other relevant authority or members of the investing public;

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•	violations of any rules and regulations applicable to the Company and related to accounting, internal accounting controls and auditing matters;

•	intentional error or fraud in the preparation, review or audit of any financial statement of the Company; and

•	significant deficiencies in or intentional noncompliance with the Company’s internal accounting controls.

If requested by the employee, the Company will protect the confidentiality and anonymity of the employee to the fullest extent possible, consistent with the need to conduct an adequate review. Vendors, customers, business partners and other parties external to the Company will also be given the opportunity to submit Accounting Complaints; however, the Company is not obligated to keep Accounting Complaints from non-employees confidential or to maintain the anonymity of non-employees.

Accounting Complaints will be reviewed under Audit Committee direction and oversight by the Company’s in-house general counsel (“General Counsel”), Internal Audit Manager or such other persons as the Audit Committee or General Counsel determines to be appropriate.

The company will abide by all laws that prohibit retaliation against employees who lawfully submit complaints under these procedures.

In the event that the Company contracts with a third party to handle complaints or any part of the complaint process, the third party will comply with these policies and procedures.

B)	PROCEDURES

Complaints and the Investigation Procedures

The following procedures have been adopted by the Audit Committee of Sesa Sterlite Limited (the “Company”) to govern the receipt, retention, and treatment of Complaints and to protect the confidential, anonymous reporting of the same. These policies and procedures apply to and are available to all employees of the Company, its subsidiaries and all external stakeholders.

C)	POLICY

Employees have the opportunity to submit / report ‘Complaints’ pertaining to the following areas such as:

i.	fraud (an act of willful misrepresentation which would affect the interests of the concerned) against investors, securities fraud, mail or wire fraud, bank fraud, or fraudulent statements to the Securities and Exchange Board of India (the “SEBI”), the U.S. Securities and Exchange Commission (the “SEC”), the relevant stock exchanges, any other relevant authority or members of the investing public.

ii.	violations of any rules and regulations applicable to the Company and related to accounting, internal accounting controls and auditing matters

iii.	intentional error or fraud in the preparation, review or audit of any financial statement of the Company

iv.	any violations to the Company’s ethical business practices as specified in the Company’s Code of Conduct policy

v.	any other event which would affect the interests of the business

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The company will protect the confidentiality and anonymity of the complainant to the fullest extent possible with an objective to conduct an adequate review. External stakeholders such as vendors, customers, business partners etc. have the opportunity to submit ‘Complaints’; however, the Company is not obligated to keep ‘Complaints’ from non employees confidential or to maintain the anonymity of non-employees. We encourage individuals sending ‘Complaints’ / raising any matter to identify themselves instead of sending anonymous ‘Complaints’ as it will assist in an effective complaint review process.

Post review, if the ‘Complaint’ is found to be have been made with mala fide intention, stringent action will be taken against the complainant. We encourage employees to report genuine ‘Complaints’ and those submitted in good faith.

D)	PROCEDURES

Receipts of Complaints

All the ‘Complaints’ under this policy should be reported to the Group Head - Management Assurance, who is independent of operating management and businesses. The contact details are as follows:

Group Head – Management Assurance,

Vedanta, 75 Nehru Road

Vile Parle (E), Mumbai 400 099

Tel No. +91- 22 - 66461000

Fax No. +91- 22 - 66461450

‘Complaints’ can also be sent to the designated E-Mail ID: siil.whistleblower@vedanta.co.in; the custodian of E-Mail ID will be Group Head – Management Assurance. If a ‘Complaint’ is received by any other executive of the company, the same should be forwarded to the Group Head – Management Assurance at the above address.

Treatment of Complaints

1.	Head - Management Assurance shall review the ‘Complaint’, and may investigate it himself or may assign another employee, any committee, outside counsel, advisor, expert or third party service provider to investigate, or assist in investigating the ‘Complaint’. Head - Management Assurance may direct that any individual assigned to investigate a ‘Complaint’ work at the direction of or in conjunction with Head - Management Assurance or any other attorney in the course of the investigation.

2.	The person/persons against or in relation to whom the ‘Complaint’ is made shall co-operate with the investigator and have the right to provide their inputs during the investigation

3.	At least once in every six months and whenever else as deemed necessary, Head - Management Assurance shall submit a report to the Audit Committee and any other member of Company management that the Audit Committee directs to receive such report, that summarizes each ‘Complaint’ made within the last 12 months and shows specifically: (a) the complainant (unless anonymous, in which case the report will so indicate), (b) a description of the substance of the ‘Complaint’, (c) the status of the investigation, (d) any conclusions reached by the investigator, and (e) findings and recommendations.

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Access to Reports and Records and Disclosure of Investigation Results

All reports and records associated with ‘Complaints’ are considered confidential information and access will be restricted to members of the Audit Committee, Group Head – Management Assurance and any other person as permitted by the Group Head – Management Assurance. ‘Complaints’ and any resulting investigations, reports or resulting actions will generally not be disclosed to the public except as required by any legal requirements or regulations or by any corporate policy in place at that time.

Retention of Records

All documents relating to such ‘Complaint’s made through the procedures outlined above shall be retained for at least five years from the date of the ‘Complaint’, after which the information may be destroyed unless the information may be relevant to any pending or potential litigation, inquiry, or investigation, in which case the information will be retained for the duration of that litigation, inquiry, or investigation and therefore as necessary.

Amendment to the policy

The Company reserves its right to amend or modify this Policy in whole or in part, at any time without assigning any reason whatsoever and the same will be posted on the company website.

7. CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain or for any other person or entity’s gain, and no employee should compete with the Company or deprive the Company of any business opportunity or benefit which could be construed as related to any existing or reasonably anticipated future activity of the Company.

Employees who learn of such opportunity through their association with the Company may not disclose it to a third party or invest in the opportunity without first offering it to the Company.

Employees are prohibited from :

(1)	Taking for themselves personally opportunities that are discovered through the use of the Company’s property, information or position;

(2)	Using Company’s property, information or position for personal gain; or

(3)	Competing with the Company.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Secretarial / Legal Department and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

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8. COMPETITION AND FAIR DEALING

All employees are obligated to deal fairly with fellow employees and with the Company’s customers, suppliers, competitors and other third parties. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair-dealing practice.

Relationships with Customers

Our business success depends upon our ability to foster lasting customer relationships. The Company is committed to dealing with customers fairly, honestly and with integrity.

The Company believes in exercising due care and diligence in establishing business relations with its customers and counter parties. All employees must adhere to the key principle of customer identification. The identity of every customer must be established from a reliable identifying source or materials or documents.

Specifically, you should keep the following guidelines in mind when dealing with customers:

•	Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

•	Employees should not refuse to sell, service, or maintain products the Company has produced simply because a customer is buying products from another supplier.

•	Customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for, customer purchase decisions. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Suppliers

The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation, among other factors.

The Company has high stakes in the procurement of goods and services. We recognize that we need to manage this expenditure from social, ethical and environmental perspective by ensuring that our suppliers meet our high standards for responsible behavior. To achieve this aim, social, ethical and environmental considerations will become an integral part of how we evaluate and select our suppliers.

There are two areas of focus for procurement activity:

Ethics: Our procurement processes aims to surface ethical issues. Where serious ethical issues are identified, supplier will be excluded from doing business with us.

Environment: Our procurement process will ensure that we take all possible steps to make sure our suppliers do not unnecessarily impact the environment in the way they produce, consume and dispose of materials.

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We aim actively to ensure that due regard is given to each of these issues in every managed procurement by Sterlite.

Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier’s products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices. The Company and its employees shall under no circumstances engage in any anti-competitive practices such as illegal fixing of prices, sharing of markets or other actions which prevent, restrict or distort competition in violation of applicable anti-trust laws.

Relationships with stakeholders

Entity’s ability to conduct business is directly affected by government decision making, and it seeks to have open and constructive relationships with governments.

If you have contact with government officials during your work, or are asked to provide information in connection with a government or regulatory agency enquiry or investigation, you must make sure that any information you provide is truthful and accurate, and that company’s legitimate interests are protected

Always be truthful, accurate, cooperative and courteous when dealing with government or regulatory agency officials. Notify and seek advice from your Legal representative if you receive a non-routine request from a government or regulatory agency official

Stand firm against possible corruption. Never offer anything of value to obtain an actual or perceived improper advantage.

9. CONFLICTS OF INTEREST

An employee’s primary employment obligation is to the Company. The Company’s employees shall avoid entering into any situation in which their personal or financial interests may conflict with those of the Company.

General Principles: Business decisions and actions must be based on the best interests of the Company, and must not be motivated by personal considerations or relationships. Relationships with prospective or existing suppliers, contractors, customers, competitors or regulators must not affect our independent and sound judgment on behalf of the Company. General guidelines to help employees better understand several of the most common examples of situations that may cause a conflict of interest are listed below. However, employees are required to disclose to the respective principal financial officers any situation that may be, or appears to be, a conflict of interest. When in doubt, it is best to disclose.

The Company expects from its employees a sound level of allegiance to the Company. This includes adherence to the noncompeting ethics by persons possessing significant confidential information.

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Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s private interest interferes, or appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

•	Outside Employment. No employee should be employed by, serve as a director of, or receive payments for services to a company that is a material customer, supplier, distributor or competitor of the Company without the advance approval of the chairman of the board (the “Chairman”) or the board of directors (the “Board”). Any outside activity must be strictly separated from employment by the Company and should not harm the Company’s interests, the business of the Company or job performance at the Company.

•	Improper Personal Benefits. No employee should seek or accept any material (as to him or her) payment, personal benefits or favors because of his or her position with the Company which might reasonably be believed to influence business transactions or which are not within the bounds of customary business hospitality. Please see “Gifts and Entertainment” below for additional guidelines in this area.

•	Financial Interests. Employees may not allow their investments to influence, or appear to influence, their independent judgment on behalf of the Company. The appearance of a conflict of interest is most likely to arise if an employee has an investment in a competitor, supplier, customer or distributor and his decision may have a business impact on this outside party. No employee should have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company. A “significant financial interest” means (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

•	Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

•	Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

•	Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption. Employees may not seek to obtain special treatment from the Company for family members or friends or for businesses in which family members or friends have an interest.

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For purposes of this Code, a company is a “material” customer if the company has made payments to the Company in the past year in excess of US$1,000,000 or 2% of the customer’s gross revenues, whichever is greater. A company is a “material” supplier if the company has received payments from the Company in the past year in excess of US$1,000,000 or 2% of the supplier’s gross revenues, whichever is greater. A company is a “material” competitor if the company competes in the Company’s line of business and has annual gross revenues from such line of business in excess of US$1,000,000. If you are uncertain whether a particular company is a material customer, supplier or competitor, please contact the Secretarial / Legal Department for assistance.

Disclosure of Conflicts of Interest

The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the Secretarial / Legal Department. Your supervisor and the Secretarial / Legal Department will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

Senior officers must disclose to the board of directors any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest.

10. GIFTS AND ENTERTAINMENT

Gifts

As part of our overriding philosophy and good governance, Vedanta Resources Plc (the Company) discourages all its team members from receiving gifts except those of insignificant commercial value. Team members include all employees/retainers/advisors etc. of the company and all its subsidiaries.

Individuals should make every effort to refuse or return gifts having commercial value. Under exceptional circumstances if gifts are to be accepted then the same should be reported to the immediate superior and deposited with the Company Secretary. Perishable gifts items may be distributed in office. Company Secretary should circulate details of such gifts to the Company CEO/ Unit Head on a bi-monthly basis.

a)	Offering gifts is a legitimate contribution to building good business relationships. It is important, however, that gifts never unduly influence business decision making or cause others to perceive an undue influence.

b)	It is prohibited to offer loans, cash or personal cheques, gifts that may be illegal (anything offered to a government official in breach of local or international bribery laws) and gifts of an inappropriate nature. The test to be applied while giving gifts is whether they could be intended, or even be reasonably interpreted, as a reward or encouragement or inducement for a favor or for preferential treatment. If the answer is yes, the gifts are prohibited.

c)	Never personally pay for a gift in order to avoid complying with entity’s code of conduct

d)	Never offer gifts from any entity involved in a bid or tender with entity.

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Entertainment

Bona fide hospitality and promotional, or other business expenditure which seeks to improve the image of a commercial organisation, better to present products and services, or establish cordial relations, is recognised as an established and important part of doing business.

It is your responsibility to use good judgement in this area. As a general rule, you may give or receive entertainment to or from customers or suppliers only if the entertainment would not be viewed as an inducement to or reward for any particular business decision. Entertainment expenses should be properly accounted for on expense reports.

This policy should be following in letter and spirit.

For further guidance you should contact the Company Secretary / HR Head.

11. PROTECTION AND USE OF COMPANY ASSETS

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

•	Exercise reasonable care to prevent theft, damage or misuse of Company property.

•	Report the actual or suspected theft, damage or misuse of Company property to a supervisor.

•	Use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes.

•	Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

•	Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

12. CONFIDENTIAL INFORMATION

Employees have access to a variety of confidential information while employed at the Company. An employee is required to keep confidential or not to disclose or use the confidential information belonging to the Company or belonging to a third party which has been received by the Company pursuant to a confidentiality agreement or received by the Company in

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circumstances where it is clear or evident that the information is proprietary and confidential. Furthermore, employees shall comply with the terms of all confidentiality or other agreements relating to information received from third parties. The foregoing shall not apply where the disclosure is made with the written consent of the Company or where law requires the disclosure. Such confidential information must be given up to the Company when the employee leaves the Company’s employment.

Confidential information includes all information that is internally generated by the Company concerning the business of the Company. It may also include information obtained from sources outside the Company, including information about other companies or their securities. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers.

The following is a non-exclusive list of confidential information:

(a)	The financial and sales results of the Company, before they are in the public domain.

(b)	Trade secrets, including any business or technical information, such as formulae, recipes, process, research programs or information that is valuable because it is not generally known.

(c)	Any invention or process developed by an employee using the Company’s facilities or trade secret information resulting from any work for the Company, or relating to the Company’s business.

(d)	Proprietary information such as customer sales lists and customers’ confidential information.

(e)	Any transaction that the Company is or may be considered which had not been publicly disclosed.

Employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. You should consider all information, from whatever source, to be confidential until it has been made available to the general public for a reasonable period of time.

Employees should not discuss confidential information with anyone outside the Company. Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Legal Department.

An employee’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

Safeguarding Confidential Information

Care must be taken to safeguard confidential information. Accordingly, the following measures should be adhered to:

•	The Company’s employees should conduct their business and social activities so as not to risk inadvertent disclosure of confidential information. For example, when not in use, confidential information should be secretly stored. Also, review of confidential documents or discussion of confidential subjects in public places (e.g., airplanes, trains, taxis, etc.) should be conducted so as to prevent overhearing or other access by unauthorized persons.

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•	Within the Company’s offices, confidential matters should not be discussed within hearing range of visitors or others not working on such matters.

•	Confidential matters should not be discussed with other employees not working on such matters or with friends or relatives including those living in the same household as a Company employee.

13. DISCLOSURE AND COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Please ask your supervisor if you have any questions.

Accuracy of Financial Reports and Other Public Communications

As a public company we are subject to various securities laws, regulations and reporting obligations. All Company business transactions must be fully and fairly recorded in accordance with the Company’s accounting principles and other appropriate requirements. Improper or fraudulent documentation or reporting is contrary to the requirements and the Company’s philosophy and Code. Both applicable law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company has a responsibility to communicate effectively with shareholders so that they are provided with full and accurate information, in all material respects, about the Company’s financial condition and results of its operations. All public communications, including reports and documents filed or submitted to relevant statutory authorities shall include full, fair, accurate and understandable disclosure and shall be made in a timely manner.

The Company’s principal financial officers and other employees working in the finance and accounting departments have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

In addition, applicable law requires the Company to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. Employees are prohibited from (1) falsifying records or accounts subject to the above requirements and (2) making any materially false, misleading, or incomplete statement to an accountant in connection with an audit or any public filing with the relevant stock exchanges. These provisions are intended to discourage officers, directors, and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

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Public Communication and Selective Disclosure

Public Communications Generally

The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Head –Investor Relations. The Investor Relations and the Secretarial & Legal Department will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

The Company has a responsibility to communicate effectively with shareholders so that they are provided with full and accurate information, in all material respects, about the Company’s financial condition and results of its operations. All public communications, including reports and documents filed or submitted to relevant statutory authorities shall include full, fair, accurate and understandable disclosure and shall be made in a timely manner.

All Company business transactions must be fully and fairly recorded in accordance with the Company’s accounting principles and other appropriate requirements. Improper or fraudulent documentation or reporting is contrary to the requirements and the Company’s philosophy and this Code.

Corporate Communications and Disclosure Policy

To ensure compliance with the above all employees are subject to the Group’s Corporate Communications and Disclosure Policy the principle purposes of which are to ensure that:

•	Material information about Vedanta is communicated to the financial and investing community in a timely, factual and accurate manner;

•	Material information is disseminated in accordance with all applicable legal and regulatory requirements.

The Corporate Communications and Disclosure Policy stipulates that all matters relating to external communication and media are under the direction of the Group Communications Council and identifies authorised spokespersons who may interact with the media. No employees, other than authorised spokespersons, may respond to the media.

Prevention of Selective Disclosure

Preventing selective disclosure is necessary to comply with applicable laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Selective disclosure” occurs when any person provides potentially market-moving information to selected persons before the news is available to the investing public generally. Selective disclosure is a crime under United States law and the penalties for violating the law are severe.

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The following guidelines have been established to avoid improper selective disclosure. Every officer, director and employee is required to follow these procedures:

•	All contact by the Company with investment analysts, the press and/or members of the media shall be made through the Managing Director and CEO, Chief Financial Officer or persons designated by them (collectively, the “Media Contacts”).

•	Other than the Media Contacts, no officer, director or employee shall provide any information regarding the Company or its business to any investment analyst or member of the press or media.

•	All inquiries from third parties, such as industry analysts or members of the media, about the Company or its business should be directed to the Managing Director and CEO, Chief Financial Officer or other appropriate person designated by them. All presentations to the investment community regarding the Company will be made under the direction of a Media Contact.

•	Other than the Media Contacts, any officer, director or employee who is asked a question regarding the Company or its business by a member of the press or media shall respond with “No comment” and forward the inquiry to a Media Contact.

These procedures do not apply to the routine process of making previously released information regarding the Company available upon inquiries made by investors, investment analysts and members of the media.

Any inquiry by governmental or regulatory authorities, including the relevant stock exchanges, could substantially damage the Company’s reputation.

Please contact the Secretarial / Legal Department if you have any questions about the scope or application of the Company’s policies regarding selective disclosure.

14. Waivers of the Code

Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors and will be disclosed to the public as required by applicable law or stock exchange regulation.

Conclusion

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Secretarial / Legal Department or submit your questions to the Company at the email address “whistleblower@vedanta.co.in.” We expect all Company employees, to adhere to these standards.

This Code shall be our “code of ethics” within the meaning of Clause 49 of the listing Agreement of the Indian stock exchanges, as well as Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

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